Vertex Reports Fourth Quarter and Full Year Financial 2022 Results
— Full year product revenue of $8.93 billion, an 18% increase compared to full year 2021 —
— Full year GAAP and non-GAAP net income increased 42% and 53%, respectively, versus 2021—
— Company provides full year 2023 product revenue guidance of $9.55 to $9.7 billion —
— Exa-cel regulatory submissions validated in the EU and U.K.; U.S. rolling BLA submission underway -
— Advancing broad and diverse clinical pipeline, with multiple clinical milestones expected in 2023 —

BOSTON -- Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) today reported consolidated financial results for the fourth quarter and full year ended December 31, 2022 and provided full year 2023 financial guidance.
“Outstanding execution across the company resulted in another year of strong revenue growth as well as acceleration of both the research and clinical-stage pipeline,” said Reshma Kewalramani, M.D., Chief Executive Officer and President of Vertex. “Our progress in 2022 lays the foundation for treating more people with cystic fibrosis, launching multiple new therapies in the near term, achieving important clinical milestones, and driving continued significant growth for many years to come.”
Fourth Quarter and Full Year 2022 Financial Highlights

	Three Months Ended December 31,		%	Twelve Months Ended December 31,		%
	2022	2021	Change	2022	2021	Change
	(in millions, except per share amounts)
Product revenues, net	$2,303	$2,073	11%	$8,931	$7,573	18%
TRIKAFTA/KAFTRIO	$2,022	$1,693		$7,687	$5,697
SYMDEKO/SYMKEVI	$34	$80		$180	$420
ORKAMBI	$111	$147		$511	$772
KALYDECO	$136	$152		$553	$684

GAAP operating income	$1,034	$878	18%	$4,307	$2,782	55%
Non-GAAP operating income*	$1,150	$997	15%	$4,793	$3,232	48%

GAAP net income	$819	$770	6%	$3,322	$2,342	42%
Non-GAAP net income*	$978	$777	26%	$3,855	$2,513	53%

GAAP net income per share - diluted	$3.15	$3.00	5%	$12.82	$9.01	42%
Non-GAAP net income per share - diluted*	$3.76	$3.02	25%	$14.88	$9.67	54%
*Starting in the first quarter of 2022, Vertex no longer excludes research and development charges resulting from upfront or contingent milestone payments in connection with collaborations, asset acquisitions and/or licensing of third-party intellectual property rights from its Non-GAAP financial measures. Non-GAAP financial measures for the three and twelve months ended December 31, 2021 have been recast to reflect this change.

Full Year 2022 Results
Product revenue increased 18% to $8.93 billion compared to 2021, primarily driven by the rapid uptake of TRIKAFTA/KAFTRIO in multiple countries internationally and the continued performance of TRIKAFTA in the U.S. Net product revenue in 2022 increased 8% to $5.70 billion in the U.S. and increased 41% to $3.23 billion outside the U.S., compared to 2021.
GAAP and Non-GAAP net income increased by 42% and 53%, respectively, compared to 2021, primarily due to strong product revenue growth and lower acquired in-process research and development expenses (“Acquired IPR&D”). Increased revenues were partially offset by increased investments in our mid- and late-stage clinical pipeline, the costs to support the launches of Vertex’s therapies globally, and higher income taxes. Acquired IPR&D in 2021 included a one-time $900 million payment Vertex made in connection with the amendment of the collaboration with CRISPR Therapeutics in the second quarter of 2021.
Cash, cash equivalents and marketable securities as of December 31, 2022 were $10.8 billion, compared to $7.5 billion as of December 31, 2021. The increase was primarily driven by strong revenue growth and operating cash flow, partially offset by income tax payments and our acquisition of ViaCyte.

Full Year 2022 Expenses

	Twelve Months Ended December 31,
	2022	2021
	(in millions)
Combined GAAP R&D, Acquired IPR&D and SG&A expenses	$3,601	$3,891
Combined Non-GAAP R&D, Acquired IPR&D and SG&A expenses*	$3,067	$3,445

GAAP R&D expenses	$2,540	$1,938
Non-GAAP R&D expense*	$2,205	$1,658

Acquired IPR&D*	$116	$1,113

GAAP SG&A expenses	$945	$840
Non-GAAP SG&A expense	$747	$673

GAAP income taxes (1)	$910	$388
Non-GAAP income taxes*	$1,012	$650

GAAP effective tax rate (1)	21.5%	14.2%
Non-GAAP effective tax rate	20.8%	20.6%
*Starting in the first quarter of 2022, Vertex no longer excludes research and development charges resulting from upfront or contingent milestone payments in connection with collaborations, asset acquisitions and/or licensing of third-party intellectual property rights from its Non-GAAP financial measures. Non-GAAP financial measures for 2021 have been recast to reflect this change.

Combined GAAP and Non-GAAP R&D, Acquired IPR&D and SG&A expenses decreased compared to 2021, primarily due to lower Acquired IPR&D as a result of the one-time $900 million payment to CRISPR in the second quarter of 2021, partially offset by increased investment in support of multiple programs that have advanced in mid- and late-stage clinical development and the costs to support launches of Vertex’s therapies globally.
GAAP and Non-GAAP income taxes increased compared to 2021, primarily due to Vertex’s increased pre-tax income resulting from strong product revenue growth and lower expenses, as a result of the $900 million payment to CRISPR in the second quarter of 2021. GAAP income taxes also included the impact of discrete tax items in both 2022 and 2021. Please refer to Note 1 for further details.

Fourth Quarter 2022 Results
Product revenue increased 11% to $2.30 billion compared to the fourth quarter of 2021, primarily driven by the strong uptake of TRIKAFTA/KAFTRIO in multiple countries internationally and continued performance of TRIKAFTA in the U.S. Net product revenue in the fourth quarter of 2022 increased 5% to

$1.46 billion in the U.S. and increased 24% to $842 million outside the U.S., compared to the fourth quarter of 2021.
GAAP and Non-GAAP net income increased by 6% and 26%, respectively, compared to the fourth quarter of 2021, primarily driven by strong revenue growth and lower Acquired IPR&D, partially offset by increased investment in our mid- and late-stage clinical pipeline, the costs to support launches of Vertex’s therapies globally, and higher income taxes.
Fourth Quarter 2022 Expenses

	Three Months Ended December 31,
	2022	2021
	(in millions)
Combined GAAP R&D, Acquired IPR&D and SG&A expenses	$984	$950
Combined Non-GAAP R&D, Acquired IPR&D and SG&A expenses*	$872	$830

GAAP R&D expenses	$694	$568
Non-GAAP R&D expenses*	$623	$493

Acquired IPR&D*	$23	$127

GAAP SG&A expenses	$267	$255
Non-GAAP SG&A expenses	$226	$210

GAAP income taxes (1)	$258	$101
Non-GAAP income taxes*	$222	$202

GAAP effective tax rate (1)	24.0%	11.6%
Non-GAAP effective tax rate	18.5%	20.6%
*Starting in the first quarter of 2022, Vertex no longer excludes research and development charges resulting from upfront or contingent milestone payments in connection with collaborations, asset acquisitions and/or licensing of third-party intellectual property rights from its Non-GAAP financial measures. These charges are included as "Acquired in-process research and development expenses," and were previously included in "Research and development expenses," in Vertex's consolidated statements of operations. Non-GAAP financial measures for the fourth quarter of 2021 have been recast to reflect this change.

Combined GAAP and Non-GAAP R&D, Acquired IPR&D and SG&A expenses increased compared to the fourth quarter of 2021, due to increased investment in support of multiple programs that have advanced in mid- and late-stage clinical development and the costs to support launches of Vertex's therapies globally.
GAAP and Non-GAAP income taxes increased compared to the fourth quarter of 2021, primarily due to Vertex’s increased pre-tax income. GAAP income taxes also included the impact of discrete tax items in the fourth quarters of 2022 and 2021. Please refer to Note 1 for further details.

Share Repurchase Program
On February 1, Vertex’s Board of Directors approved a new share repurchase program, authorizing the repurchase of up to $3.0 billion of our common stock. The program does not have an expiration date and can be discontinued at any time. Please refer to Note 2 for further details.

Full Year 2023 Financial Guidance
Vertex today provided full year 2023 financial guidance. Vertex’s CF product revenue guidance includes expectations in the U.S. for continued performance of TRIKAFTA in ages 6+ and approval and launch of TRIKAFTA in the 2-5 age group, as well as continued uptake of KAFTRIO/TRIKAFTA in ages 6+ in countries outside the U.S., including those with recent reimbursement agreements. This guidance includes an approximately 150-basis-point negative impact from changes in foreign currency rates, inclusive of our foreign exchange risk management program. Vertex’s combined Non-GAAP R&D, Acquired IPR&D and SG&A expense guidance includes expectations for continued investment in our multiple mid- and late-stage clinical development programs, commercial and manufacturing capabilities, and approximately $300 million of upfront and milestone payments from existing collaborations and our anticipated transaction with Entrada Therapeutics.
Vertex’s guidance is summarized below:

FY 2023

CF product revenues	$9.55 to $9.7 billion

Combined GAAP R&D, Acquired IPR&D and SG&A expenses (3)	$4.35 to $4.6 billion
Combined Non-GAAP R&D, Acquired IPR&D and SG&A expenses (3)	$3.9 to $4.0 billion
Non-GAAP effective tax rate	21% to 22%

Key Business Highlights
Cystic Fibrosis (CF) Marketed Products
Vertex anticipates the number of CF patients taking our medicines will continue to grow, including through new approvals for the treatment of younger patients. Recent progress includes:
•Updated estimates of the number of people living with cystic fibrosis from 83,000 to 88,000 people in the U.S., Europe, Australia and Canada.

•Filed a Supplemental New Drug Application (sNDA) with the U.S. Food and Drug Administration (FDA) and a Marketing Authorization Application (MAA) with both the European Medicines Agency (EMA) and the Medicines and Healthcare products Regulatory Agency (MHRA) in the United Kingdom for the use of TRIKAFTA/KAFTRIO in children 2 to 5 years of age. The FDA granted Priority Review designation and assigned a Prescription Drug User Fee Act (PDUFA) date of April 28, 2023.
•Filed an sNDA with the FDA and an MAA with the EMA for the use of KALYDECO in children from 1 month to <4 months of age. The FDA granted Priority Review designation and assigned a PDUFA date of May 3, 2023.
Potential Near-Term Launch Opportunities
Vertex is preparing for the following potential near-term new product commercial launches:
•Exagamglogene autotemcel (exa-cel), formerly known as CTX001, in severe sickle cell disease (SCD) and transfusion-dependent beta thalassemia (TDT): In December 2022, Vertex completed regulatory submissions for exa-cel with the EMA and MHRA in the EU and the U.K., respectively. Both the EMA and the MHRA have validated the Marketing Authorization Application (MAA), indicating acceptance of the marketing applications and initiation of the review. Exa-cel has been granted Priority Medicines (PRIME) designation in the EU and Orphan Drug designation in the EU and the U.K. Vertex initiated the rolling submission of its biologics licensing application (BLA) in the U.S. in November 2022 and expects to complete the submission by the end of Q1 2023. In the U.S., exa-cel has been granted Fast Track, Regenerative Medicine Advanced Therapy (RMAT), Orphan Drug and Rare Pediatric Disease designations.
•VX-548 in acute pain: Vertex continues to enroll the Phase 3 pivotal program for its lead compound, VX-548, for the treatment of moderate to severe acute pain and expects to complete the pivotal program in late 2023 or early 2024. VX-548 has been granted Breakthrough Therapy and Fast Track designations in the U.S. for moderate to severe acute pain.
•Vanzacaftor/tezacaftor/deutivacaftor, the next-in-class triple combination, in cystic fibrosis: Vertex completed enrollment in the pivotal SKYLINE 102 and SKYLINE 103 trials, which will evaluate the efficacy and safety of vanzacaftor/tezacaftor/deutivacaftor relative to TRIKAFTA in patients with CF 12 years of age and older. Vertex expects to complete the SKYLINE studies by the end of 2023. In parallel, Vertex has also initiated a study of vanzacaftor/tezacaftor/deutivacaftor in children with CF 6 to 11 years of age, known as the RIDGELINE study.
R&D Pipeline
Vertex is delivering on a diversified pipeline of potentially transformative small molecule, mRNA, cell and genetic therapies aimed at serious diseases. Recent and anticipated progress for programs in clinical development is summarized below.
Cystic Fibrosis
Vertex continues to pursue next-in-class, small molecule CFTR modulator therapies as well as an mRNA therapy for the approximately 5,000 patients who cannot benefit from CFTR modulators alone.
•In December, the FDA cleared the Investigational New Drug (IND) application for VX-522, a CFTR mRNA therapeutic, which Vertex is developing in collaboration with Moderna. The goal of this therapy is to treat the underlying cause of CF by programming cells in the lungs to produce functional CFTR protein, and it is aimed at the treatment of the approximately 5,000 people with CF who do not produce any CFTR protein. Vertex has initiated a single ascending dose (SAD) clinical trial for VX-522 in people with CF, which is active and enrolling patients. Vertex expects to complete the SAD and initiate the multiple ascending dose (MAD) study in 2023. In the U.S., the FDA has granted Fast Track designation for VX-522.
Beta Thalassemia and Sickle Cell Disease
Exa-cel is a non-viral ex vivo CRISPR gene-editing therapy, which is being developed as a potential functional cure for TDT and SCD. Vertex is developing exa-cel in collaboration with CRISPR Therapeutics.
•The Phase 1/2/3 CLIMB-111 and CLIMB-121 studies and the CLIMB-131 long-term follow-up study are ongoing in patients 12 years of age and older.
•Two additional Phase 3 studies of exa-cel in pediatric patients with TDT and SCD continue to enroll patients.
Neuropathic Pain (NaV1.8)
Vertex has discovered multiple selective small molecule inhibitors of NaV1.8 with the objective of creating a new class of pain medicines that have the potential to provide effective pain relief, without the limitations of opioids and other currently available medicines.

•In the fourth quarter, Vertex initiated a Phase 2 dose-ranging study of VX-548 in patients with diabetic peripheral neuropathy, a common form of peripheral neuropathic pain.
APOL1-Mediated Kidney Disease (AMKD)
Vertex has discovered multiple oral, small molecule inhibitors of APOL1 function, pioneering a new class of medicines that target an underlying genetic driver of kidney disease.
•Vertex continues to enroll the pivotal program for its lead compound, inaxaplin, in a single Phase 2/3 clinical trial in patients with AMKD and expects to complete the Phase 2B dose-ranging portion of the study in 2023.
•Inaxaplin was granted Breakthrough Therapy designation by the FDA for APOL1-mediated focal segmental glomerulosclerosis (FSGS), as well as Orphan Drug and PRIME designations by the EMA for AMKD.
Type 1 Diabetes (T1D)
Vertex is evaluating cell therapies using stem cell-derived islet cells to replace the endogenous insulin-producing islet cells that are destroyed in people with T1D, with the goal of developing a potential functional cure for this disease.
•Vertex completed enrollment in Part B of the Phase 1/2 study of VX-880 and expects to present updated clinical data from the VX-880 study at a scientific congress in 2023. After Part B of the study is complete, Vertex intends to begin Part C of the study, with concurrent dosing, in 2023.
•In December 2022, Vertex submitted an IND in the U.S. and a Clinical Trial Application (CTA) in Canada, for VX-264, the cells plus device program. The CTA has been cleared, and Vertex plans to begin screening, enrollment and dosing in Canada in the coming months. In the U.S., the IND has not cleared, and the program is on hold.
•In September 2022, Vertex closed the acquisition of ViaCyte, a regenerative medicine company focused on delivering novel stem cell-derived cell replacement therapies as a potential functional cure for T1D. A Phase 1/2 study of VCTX-211, a hypoimmune cell program that Vertex is developing in partnership with CRISPR Therapeutics, is active and enrolling patients.
Alpha-1 Antitrypsin Deficiency
Vertex is working to address the underlying genetic cause of alpha-1 antitrypsin (AAT) deficiency by developing novel small molecule correctors of Z-AAT protein folding, with a goal of increasing the secretion of functional AAT into the blood and addressing both the lung and the liver aspects of AAT deficiency.
•Vertex initiated a 48-week Phase 2 study of VX-864, a first-generation AAT corrector, to assess the impact of longer-term treatment on polymer clearance from the liver, as well as the resultant levels of functional AAT (fAAT) in the plasma.
•Additionally, Vertex continues to enroll a first-in-human clinical trial for VX-634, a small molecule AAT corrector in healthy volunteers. VX-634 is the first in a series of next-wave investigational molecules with significantly improved potency and drug-like properties compared to previous Vertex AAT correctors, allowing potential exploration of the full dose response.
Other Internal Innovation and Pre-Clinical Development
Consistent with its overall strategy, Vertex takes a portfolio approach to all of its programs, with additional assets in CF, SCD, TDT, AMKD, T1D, pain and AATD in earlier stages of development.
Vertex is also bringing forward preclinical assets in new disease areas, such as Duchenne muscular dystrophy (DMD) and myotonic dystrophy type 1 (DM1). Additionally, Vertex is working on preclinical molecules with the potential to expand our leadership in existing disease areas, including assets targeting gentler conditioning for exa-cel and NaV1.7 in pain.
Investments in External Innovation
Consistent with its strategy to develop transformative medicines for serious diseases, Vertex previously announced a global research collaboration with Entrada Therapeutics focused on therapeutics for DM1. The collaboration includes Entrada’s program for DM1, ENTR-701, which is in late preclinical development. Under the terms of the agreement, upon closing, which is anticipated to occur this month, Vertex will make an upfront payment of approximately $224 million to Entrada, as well as an equity investment of approximately $26 million.

Non-GAAP Financial Measures
In this press release, Vertex's financial results and financial guidance are provided in accordance with accounting principles generally accepted in the United States (GAAP) and using certain non-GAAP financial measures. In particular, non-GAAP financial results and guidance exclude from Vertex's pre-tax income (i) stock-based compensation expense, (ii) gains or losses related to the fair value of the company's strategic investments, (iii) increases or decreases in the fair value of contingent consideration, (iv) acquisition-related costs, (v) an intangible asset impairment charge and (vi) other adjustments. The company's non-GAAP financial results also exclude from its provision for income taxes the estimated tax impact related to its non-GAAP adjustments to pre-tax income described above and certain discrete items. These results should not be viewed as a substitute for the company’s GAAP results and are provided as a complement to results provided in accordance with GAAP. Management believes these non-GAAP financial measures help indicate underlying trends in the company's business, are important in comparing current results with prior period results and provide additional information regarding the company's financial position that the company believes is helpful to an understanding of its ongoing business. Management also uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally, to manage the company's business and to evaluate its performance. The company’s calculation of non-GAAP financial measures likely differs from the calculations used by other companies. A reconciliation of the GAAP financial results to non-GAAP financial results is included in the attached financial information.
The company provides guidance regarding combined R&D, Acquired IPR&D and SG&A expenses and effective tax rate on a non-GAAP basis. Unless otherwise noted, the guidance regarding combined GAAP and non-GAAP R&D, Acquired IPR&D and SG&A expenses does not include estimates associated with any potential future business development transactions, including collaborations, asset acquisitions and/or licensing of third-party intellectual property rights. The company does not provide guidance regarding its GAAP effective tax rate because it is unable to forecast with reasonable certainty the impact of excess tax benefits related to stock-based compensation and the possibility of certain discrete items, which could be material.

Vertex Pharmaceuticals Incorporated
Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Revenues:
Product revenues, net	$2,302.7	$2,072.6	$8,930.7	$7,573.4
Other revenues	—	—	—	1.0
Total revenues	2,302.7	2,072.6	8,930.7	7,574.4
Costs and expenses:
Cost of sales	283.3	247.4	1,080.3	904.2
Research and development expenses	694.1	567.8	2,540.3	1,937.8
Acquired in-process research and development expenses (3)	22.6	126.5	115.5	1,113.3
Selling, general and administrative expenses	267.4	255.2	944.7	840.1
Change in fair value of contingent consideration	1.8	(2.0)	(57.5)	(3.1)
Total costs and expenses	1,269.2	1,194.9	4,623.3	4,792.3
Income from operations	1,033.5	877.7	4,307.4	2,782.1
Interest income	86.0	1.2	144.6	4.9
Interest expense	(11.6)	(15.1)	(54.8)	(61.5)
Other (expense) income, net	(31.1)	7.1	(164.8)	4.9
Income before provision for income taxes	1,076.8	870.9	4,232.4	2,730.4
Provision for income taxes	257.9	100.8	910.4	388.3
Net income	$818.9	$770.1	$3,322.0	$2,342.1

Net income per common share:
Basic	$3.19	$3.02	$12.97	$9.09
Diluted	$3.15	$3.00	$12.82	$9.01
Shares used in per share calculations:
Basic	256.9	254.6	256.1	257.7
Diluted	260.3	257.0	259.1	259.9

Vertex Pharmaceuticals Incorporated
Reconciliation of GAAP to Non-GAAP Net Income and Operating Income
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
GAAP net income	$818.9	$770.1	$3,322.0	$2,342.1

Stock-based compensation expense	111.5	118.6	491.3	441.4
Decrease (increase) in fair value of strategic investments(5)	6.0	(12.1)	149.1	(17.1)
Increase (decrease) in fair value of contingent consideration (6)	1.8	(2.0)	(57.5)	(3.1)
Intangible asset impairment charge (6)	—	—	13.0	—
Acquisition-related costs (7)	3.5	2.8	38.8	11.3
Total non-GAAP adjustments to pre-tax income *	122.8	107.3	634.7	432.5
Tax adjustments (1) *	36.3	(100.8)	(101.7)	(261.9)
Non-GAAP net income *	$978.0	$776.6	$3,855.0	$2,512.7

Net income per diluted common share:
GAAP	$3.15	$3.00	$12.82	$9.01
Non-GAAP *	$3.76	$3.02	$14.88	$9.67
Shares used in diluted per share calculations:
GAAP and Non-GAAP	260.3	257.0	259.1	259.9

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
GAAP operating income	$1,033.5	$877.7	$4,307.4	$2,782.1
Stock-based compensation expense	111.5	118.6	491.3	441.4
Increase (decrease) in fair value of contingent consideration (6)	1.8	(2.0)	(57.5)	(3.1)
Intangible asset impairment charge (6)	—	—	13.0	—
Acquisition-related costs (7)	3.5	2.8	38.8	11.3
Non-GAAP operating income *	$1,150.3	$997.1	$4,793.0	$3,231.7

Vertex Pharmaceuticals Incorporated
Reconciliation of GAAP to Non-GAAP Expenses
(in millions, except percentages)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
GAAP cost of sales	$283.3	$247.4	$1,080.3	$904.2
Stock-based compensation expense	(2.4)	(1.7)	(9.4)	(6.3)
Non-GAAP cost of sales	$280.9	$245.7	$1,070.9	$897.9

GAAP research and development expenses	$694.1	$567.8	$2,540.3	$1,937.8
Stock-based compensation expense	(68.0)	(71.9)	(297.9)	(268.3)
Intangible asset impairment charge (6)	—	—	(13.0)	—
Acquisition-related costs (7)	(2.8)	(2.8)	(24.9)	(11.3)
Non-GAAP research and development expenses *	$623.3	$493.1	$2,204.5	$1,658.2

Acquired in-process research and development expenses *	$22.6	$126.5	$115.5	$1,113.3

GAAP selling, general and administrative expenses	$267.4	$255.2	$944.7	$840.1
Stock-based compensation expense	(41.1)	(45.0)	(184.0)	(166.8)
Acquisition-related costs (6)	(0.7)	—	(13.9)	—
Non-GAAP selling, general and administrative expenses	$225.6	$210.2	$746.8	$673.3

Combined non-GAAP R&D, Acquired IPR&D and SG&A expenses *	$871.5	$829.8	$3,066.8	$3,444.8

GAAP other (expense) income, net	$(31.1)	$7.1	$(164.8)	$4.9
Decrease (increase) in fair value of strategic investments(5)	6.0	(12.1)	149.1	(17.1)
Non-GAAP other expense, net	$(25.1)	$(5.0)	$(15.7)	$(12.2)

GAAP provision for income taxes	$257.9	$100.8	$910.4	$388.3
Tax adjustments (1) *	(36.3)	100.8	101.7	261.9
Non-GAAP provision for income taxes *	$221.6	$201.6	$1,012.1	$650.2

GAAP effective tax rate	24.0%	11.6%	21.5%	14.2%
Non-GAAP effective tax rate	18.5%	20.6%	20.8%	20.6%
*Starting in the first quarter of 2022, Vertex no longer excludes research and development charges resulting from upfront or contingent milestone payments in connection with collaborations, asset acquisitions and/or licensing of third-party intellectual property rights from its Non-GAAP financial measures. These charges are included as "Acquired in-process research and development expenses," and were previously included in "Research and development expenses," in Vertex's consolidated statements of operations. Non-GAAP financial measures for the three and twelve months ended December 31, 2021 have been recast to reflect this change.

Vertex Pharmaceuticals Incorporated
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	December 31, 2022	December 31, 2021
Assets
Cash, cash equivalents and marketable securities	$10,778.5	$7,524.9
Accounts receivable, net	1,442.2	1,136.8
Inventories	460.6	353.1
Property and equipment, net	1,108.4	1,094.1
Goodwill and intangible assets	1,691.6	1,402.2
Deferred tax assets	1,246.9	934.5
Other assets	1,422.7	986.9
Total assets	$18,150.9	$13,432.5

Liabilities and Shareholders' Equity
Accounts payable and accrued expenses	$2,430.6	$1,873.6
Finance lease liabilities	471.6	556.7
Contingent consideration	129.0	186.5
Other liabilities	1,207.0	715.7
Shareholders' equity	13,912.7	10,100.0
Total liabilities and shareholders' equity	$18,150.9	$13,432.5

Common shares outstanding	257.0	254.5

Notes and Explanations
1: In the three and twelve months ended December 31, 2022 and 2021, "Tax adjustments" included the estimated income taxes related to non-GAAP adjustments to the company's pre-tax income and excess tax benefits related to stock-based compensation. "Tax adjustments" in the three and twelve months ended December 31, 2022 also included $60 million of net discrete tax expense related to our uncertain tax positions associated with intercompany transfer pricing matters partially offset by changes in our estimated prior-year tax liabilities. "Tax adjustments" in the three and twelve months ended December 31, 2021 included a $44 million discrete benefit resulting from the conclusion of an R&D tax credit study. The twelve months ended December 31, 2021 also included a $95 million discrete tax benefit related to an increase in the U.K.'s corporate tax rate from 19% to 25%, which was enacted in June 2021 and will become effective in April 2023.
2: Under our share repurchase program, the company may repurchase stock from time to time, subject to general business and market conditions and other investment opportunities, through open market purchases or privately negotiated transactions, including through Rule 10b5-1 plans.
3: The difference between the company’s full year 2023 combined GAAP R&D, Acquired IPR&D and SG&A expenses and combined non-GAAP R&D, Acquired IPR&D and SG&A expenses guidance relates primarily to $440 million to $575 million of stock-based compensation expense. Unless otherwise noted, the guidance regarding combined GAAP and non-GAAP R&D, Acquired IPR&D and SG&A expenses does not include estimates associated with any potential future business development transactions, including collaborations, asset acquisitions and/or licensing of third-party intellectual property rights.
4: Vertex classifies upfront, contingent milestone, and other payments pursuant to its business development transactions, including collaborations, licenses of third-party technologies, and asset acquisitions as “Acquired in-process research and development expenses” in its consolidated statements of operations in cases where such acquired assets do not have an alternative future use. These amounts were previously classified as "Research and development expenses." To conform prior periods to current presentation, the company reclassified $127 million and $1.1 billion from “Research and development expenses” to “Acquired in-process research and development expenses” for the three and twelve months ended December 31, 2021, respectively. In the twelve months ended December 31, 2021, "Acquired in-process research and development expenses" primarily related to the $900 million upfront payment to CRISPR.
5: "Other (expense) income, net" includes net gains and losses related to changes in the fair value of the company's strategic investments.
6: In June 2022, the company revised the scope of certain acquired programs, resulting in a $13 million “Intangible asset impairment charge” and a decrease in the associated fair value of contingent consideration.
7: "Acquisition-related costs" in the three and twelve months ended December 31, 2022 and 2021 related to costs associated with the company's acquisitions of Exonics and ViaCyte.
Note: Amounts may not foot due to rounding.

About Vertex
Vertex is a global biotechnology company that invests in scientific innovation to create transformative medicines for people with serious diseases. The company has multiple approved medicines that treat the underlying cause of cystic fibrosis (CF) — a rare, life-threatening genetic disease — and has several ongoing clinical and research programs in CF. Beyond CF, Vertex has a robust pipeline of investigational small molecule, cell and genetic therapies in other serious diseases where it has deep insight into causal human biology, including sickle cell disease, beta thalassemia, APOL1-mediated kidney disease, pain, type 1 diabetes, alpha-1 antitrypsin deficiency and Duchenne muscular dystrophy.
Founded in 1989 in Cambridge, Mass., Vertex's global headquarters is now located in Boston's Innovation District and its international headquarters is in London. Additionally, the company has research and development sites and commercial offices in North America, Europe, Australia and Latin America. Vertex is consistently recognized as one of the industry's top places to work, including 13 consecutive years on Science magazine's Top Employers list and one of Fortune’s Best Workplaces in Biotechnology and Pharmaceuticals and Best Workplaces for Women. For company updates and to learn more about Vertex's history of innovation, visit www.vrtx.com or follow us on Facebook, Twitter, LinkedIn, YouTube and Instagram.
Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, Dr. Kewalramani's statements in this press release, the information provided regarding future financial performance and operations, the section captioned "Full Year 2023 Financial Guidance" and statements regarding (i) expectations for continued growth in the number of people eligible and treated with our CF medicines and expansion of treatment options for the patients who cannot benefit from CFTR modulators alone, (ii) the expectations, development plans and anticipated timelines for the company's products and product candidates and pipeline programs, including study designs, patient enrollment, data availability, potential launches and timing thereof, (iii) anticipated regulatory discussions and filings, data availability, and timing thereof, (iv) expectations regarding the potential benefits of exa-cel as a functional cure for TDT and SCD, as well as anticipated completion of U.S. regulatory submissions and the potential near-term commercial launch of exa-cel, (v) expectations regarding the potential benefits of our pain program and products, including expectations for the Phase 3 pivotal program for VX-548 in moderate to severe acute pain and Phase 2 studies in neuropathic pain, including study designs, enrollment expectations, and timing thereof, (vi) expectations regarding our trials evaluating our once-daily investigational triple combination of vanzacaftor/tezacaftor/deutivacaftor, including study designs, study completion and anticipated timelines, (vii) expectations regarding our collaboration with Moderna to develop CFTR mRNA therapeutics, including the goals of the therapy and plans to complete the single ascending dose study and initiate the multiple ascending dose study for VX-522 in 2023, (viii) expectations regarding the potential benefits of our AMKD program, and plans regarding our Phase 2/3 study of inaxaplin, including expectations to complete the Phase 2B dose-ranging portion of the study in 2023, (ix) expectations regarding the potential benefits of our T1D program, including our plans to continue to progress the Phase 1/2 program of VX-880 and present updated clinical data from the study at a scientific congress in 2023, our plans regarding our additional programs in T1D, including plans to advance VX-264, and the potential benefits arising from the ViaCyte acquisition, (x) our expectations regarding the potential benefits of our AAT deficiency program and plans to continue to advance VX-864 and VX-634 in clinical trials, (xi) our other internal innovation and pre-clinical development programs, including in DMD and DM1, and assets targeting gentler conditioning for exa-cel and NaV1.7 in pain, (xii) our investments in external innovation, expectations with regard to our existing collaborations and recent transactions and our plans to close the Entrada collaboration, and (xiii) expectations for our share repurchase program. While Vertex believes the forward-looking statements contained in this press release are accurate, these forward-looking statements represent the company's beliefs only as of the date of this press release and there are a number of risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied by such forward-looking statements. Those risks and uncertainties include, among other things, that the company's expectations regarding its 2023 product revenues, expenses and effective tax rates may be incorrect (including because one or more of the company's assumptions underlying its expectations may not be realized), that the company may not be able to submit the anticipated regulatory filings on the expected timeline, or at all, that external factors may have different or more significant impacts on the company's business or operations than the company currently expects, that data from preclinical testing or clinical trials, especially if based on a limited number of patients, may not be indicative of final results or available on anticipated timelines, that patient enrollment in our trials may be delayed, that the company may not realize the anticipated benefits from our collaborations with third parties, that data from the company's development programs may not support registration or further development of its potential medicines in a timely manner, or at all, due to safety, efficacy or other reasons, that anticipated commercial launches may be delayed, if they occur at all, and other risks listed under the heading “Risk Factors” in Vertex's annual report and subsequent quarterly reports filed with the Securities and Exchange Commission (SEC) and available through the company's website at www.vrtx.com and on the SEC’s website at www.sec.gov. You should not place undue reliance on these statements, or the scientific data presented. Vertex disclaims any obligation to update the information contained in this press release as new information becomes available.

Conference Call and Webcast
The company will host a conference call and webcast at 4:30 p.m. ET. To access the call, please dial (877) 270-2148 (U.S.) or +1 (412) 902-6510 (International) and reference the “Vertex Pharmaceuticals Fourth Quarter 2022 Earnings Call.”
The conference call will be webcast live and a link to the webcast can be accessed through Vertex's website at www.vrtx.com in the "Investors" section. To ensure a timely connection, it is recommended that participants register at least 15 minutes prior to the scheduled webcast. An archived webcast will be available on the company's website.
(VRTX-E)

Vertex Contacts:
Investor Relations:
Susie Lisa, CFA, 617-341-6108
Manisha Pai, 617-961-1899
Miroslava Minkova, 617-341-6135

Media:
617-341-6992
mediainfo@vrtx.com